UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-36473

(Commission File Number)

1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On January 21, 2015, Trinseo S.A. (the “Company”) held a special General Meeting of Shareholders (the “General Meeting”) pursuant to notice duly given. A total of 47,736,349 shares were present or represented by proxy at the meeting, representing approximately 97.9% of shares entitled to vote at the General Meeting. The Company’s shareholders voted on the following four proposals and cast their votes as set forth below.

Proposal One: Approval of the Company’s Luxembourg Statutory Accounts

The Company’s shareholders approved the Luxembourg Statutory Accounts as of and for the year ended December 31, 2013, showing total assets of $286.2 million and a loss for the year then ended of $111,885 by the votes set forth in the table below:

For	46,118,369
Against	500
Abstain	15,636
Broker Non-Votes	1,601,844

Proposal Two: Approval of the Allocation of the Results of the Financial Year Ended December 31, 2013

The Company’s shareholders approved that loss for the year ended December 31, 2013 carry forward to the following year by the votes set forth in the table below:

For	47,729,227
Against	3,378
Abstain	3,744
Broker Non-Votes	0

Proposal Three: Approval of the Granting of Discharge to the Directors and Auditor for the Performance of their Respective Duties During the Financial Year Ended December 31, 2013

The Company’s shareholders approved the granting of discharge to the directors and auditor for the performance of their duties during the financial year ended December 31, 2013 by the votes set forth in the table below:

For	46,132,210
Against	1,225
Abstain	1,070
Broker Non-Votes	1,601,844

Proposal Four: Appointment of the Company’s Independent Registered Public Accounting Firm

The Company’s shareholders ratified the appointment of PricewaterhouseCoopers Société coopérative to be the Company’s independent registered public accounting firm for the financial years ended December 31, 2013 and December 31, 2014 by the votes set forth in the table below:

For	47,703,008
Against	30,614
Abstain	2,727
Broker Non-Votes	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinseo S.A.

	By:	/s/ John A. Feenan
	Name: Title:	John A. Feenan Executive Vice President and Chief Financial Officer
Date: January 26, 2015